Exhibit 99.1

First Commonwealth Executive Officer Resigns

INDIANA, Pa., April 16 /PRNewswire-FirstCall/ -- First Commonwealth Financial Corporation (NYSE: FCF) announced today that Gerard (Jerry) M. Thomchick submitted his resignation as President and CEO of First Commonwealth Bank and Senior Executive Vice President and Chief Operating Officer of First Commonwealth Financial Corporation. First Commonwealth Bank is a wholly-owned subsidiary of First Commonwealth Financial Corporation. Mr. Thomchick indicated that his resignation will allow him to pursue other opportunities.

Under the current succession plan, John J. Dolan, President and Chief Executive Officer of First Commonwealth Financial Corporation, will assume Mr. Thomchick’s duties until a qualified replacement has been identified.

Mr. Dolan said, “Jerry has been very important in building First Commonwealth into the organization it is today. I thank him for his twenty- one years of service to the company.” Mr. Thomchick began his career at First Commonwealth in 1985 as the Vice President of Planning and has held a variety of executive positions throughout the past 21 years. He also resigned from his position as a member of the board of directors of First Commonwealth Bank and other First Commonwealth affiliates.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.0 billion bank holding company headquartered in Indiana, Pennsylvania. It operates 110 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

SOURCE  First Commonwealth Financial Corporation
          -0-                                                  04/16/2007
          /CONTACT:  Edward J. Lipkus III, Sr. Vice President, Controller and Chief
Financial Officer of First Commonwealth Financial Corporation,
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